Exhibit 99.3

Note to the reader: Preliminary results for 2017-2018
The results published on June 22, 2018 regarding the fiscal year ended March 31, 2018 are preliminary. These results will be revised to reflect additional information obtained until the financial close. The final results will be presented in Public Accounts 2017-2018.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
							March 2018
	March			April to March			Québec Economic Plan(1)
	2017	(2)	2018	2016-2017(2)	2017-2018	Change (%)	2017-2018	Change (%)
GENERAL FUND
Revenue
Own-source revenue	6 598		7 318	59 566	61 812	3.8	60 356	1.3
Federal transfers	1 522		1 615	18 582	20 133	8.3	20 249	9.0
Total revenue	8 120		8 933	78 148	81 945	4.9	80 605	3.1
Expenditure
Program spending	–7 764		–8 788	–69 376	–72 593	4.6	–72 591	4.6
Debt service	–628		–580	–7 543	–7 148	–5.2	–7 220	–4.3
Total expenditure	–8 392		–9 368	–76 919	–79 741	3.7	–79 811	3.8
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	–225		–1 320	843	63	—	–44	—
Health and social services and education networks(5)	270		8	289	100	—	100	—
Generations Fund	181		296	2 001	2 293	—	2 292	—
Total consolidated entities	226		–1 016	3 133	2 456	—	2 348	—
SURPLUS (DEFICIT)	–46		–1 451	4 362	4 660	—	3 142	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–181		–296	–2 001	–2 293	—	–2 292	—
BUDGETARY BALANCE(6)	–227		–1 747	2 361	2 367	—	850	—

GENERAL FUND REVENUE

For March 2018, General Fund revenue reached $8.9 billion, an increase of $813 million, or 10.0%, compared to March 2017.

  Own-source revenue reached $7.3 billion, an increase of $720 million, or 10.9%, compared to March 2017.

  – This increase is due primarily to growth in revenue from personal income tax ($611 million).

  Federal transfers amounted to $1.6 billion, up $93 million compared to March 2017.

Since the beginning of the fiscal year, General Fund revenue has totalled $81.9 billion, an increase of $3.8 billion, or 4.9%, compared to March 31, 2017.

  Own-source revenue stood at $61.8 billion, up $2.2 billion, or 3.8%, from last year.

  – This increase is due primarily to growth in consumption taxes ($1.1 billion) and corporate taxes ($821 million).

  Federal transfers amounted to $20.1 billion, up $1.6 billion compared to March 31, 2017.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
			March				April to March
Revenue by source	2017	(2)	2018	Change (%)	2016-2017	(2)	2017-2018	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	2 442		3 053	25.0	22 692		22 740	0.2
Contributions for health services	702		806	14.8	7 210		7 509	4.1
Corporate taxes	1 027		1 021	–0.6	5 273		6 094	15.6
Consumption taxes	1 649		1 496	–9.3	17 947		19 069	6.3
Other sources	267		320	19.9	1 709		1 735	1.5
Total own-source revenue excluding revenue from government enterprises	6 087		6 696	10.0	54 831		57 147	4.2
Revenue from government enterprises	511		622	21.7	4 735		4 665	–1.5
Total own-source revenue	6 598		7 318	10.9	59 566		61 812	3.8
Federal transfers
Equalization	836		924	10.5	10 030		11 081	10.5
Health transfers	497		437	–12.1	5 946		6 128	3.1
Transfers for post-secondary education and other social programs	138		108	–21.7	1 635		1 667	2.0
Other programs	51		146	186.3	971		1 257	29.5
Total federal transfers	1 522		1 615	6.1	18 582		20 133	8.3
TOTAL	8 120		8 933	10.0	78 148		81 945	4.9

GENERAL FUND EXPENDITURE

For March 2018, General Fund expenditure totalled $9.4 billion, up $976 million, or 11.6%, compared to the same period the previous fiscal year.

  Program spending rose by $1.0 billion, or 13.2%, to $8.8 billion.

  Debt service amounted to $580 million, a decrease of $48 million compared to last year.

Since the beginning of the fiscal year, General Fund expenditure has totalled $79.7 billion, up $2.8 billion compared to the same period the previous fiscal year.

  Program spending rose by $3.2 billion, or 4.6%, to $72.6 billion.

  – The most significant changes were in the Health and Social Services mission ($1.4 billion), the Education and Culture mission ($1.1 billion), the Administration and Justice mission ($446 million) and the Economy and environment mission ($342 million).

  Debt service amounted to $7.1 billion, a decrease of $395 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
			March			April to March
Expenditure by mission	2017	(2)	2018	Change (%)	2016-2017(2)	2017-2018	Change (%)
Program spending
Health and Social Services	3 701		4 029	8.9	35 390	36 745	3.8
Education and Culture	1 679		2 105	25.4	17 926	19 006	6.0
Economy and Environment	976		1 397	43.1	5 506	5 848	6.2
Support for Individuals and Families	669		659	–1.5	6 333	6 327	–0.1
Administration and Justice	739		598	–19.1	4 221	4 667	10.6
Total program spending	7 764		8 788	13.2	69 376	72 593	4.6
Debt service	628		580	–7.6	7 543	7 148	–5.2
TOTAL	8 392		9 368	11.6	76 919	79 741	3.7

CONSOLIDATED ENTITIES

For March 2018, the results of consolidated entities showed a deficit of $1.0 billion. These results include:

  a deficit of $1.4 billion for special funds;

  dedicated revenues of $296 million for the Generations Fund;

  a surplus of $124 million for non-budget-funded bodies;

  a surplus of $8 million for the health and social services and education networks.

Since the beginning of the fiscal year, the results of consolidated entities have shown a surplus of $2.5 billion. These results include:

  a deficit of $307 million for special funds;

  dedicated revenues of $2.3 billion for the Generations Fund;

  a surplus of $370 million for non-budget-funded bodies;

  a surplus of $100 million for the health and social services and education networks.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
				March 2018
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related tax system to the	Non-budget funded bodies	Health and education networks (5)	Total	Consolidation adjustments (7)	Total
Revenue	1 443	296	602	414	2 945	—	5 700	–2 918	2 782
Expenditure
Expenditure	–2 773	—	–602	–414	–2 771	8	–6 552	2 868	–3 684
Debt service	–114	—	—	—	–50	—	–164	50	–114
Subtotal	–2 887	—	–602	–414	–2 821	8	–6 716	2 918	–3 798
SURPLUS (DEFICIT)	–1 444	296	—	—	124	8	–1 016	—	–1 016

				April to March 2018
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related tax system to the	Non-budget funded bodies	Health and education networks (5)	Total	Consolidation adjustments (7)	Total
Revenue	13 552	2 293	1 497	5 974	24 728	—	48 044	–27 046	20 998
Expenditure
Expenditure	–11 675	—	–1 497	–5 974	–23 771	100	–42 817	26 093	–16 724
Debt service	–2 184	—	—	—	–587	—	–2 771	953	–1 818
Subtotal	–13 859	—	–1 497	–5 974	–24 358	100	–45 588	27 046	–18 542
SURPLUS (DEFICIT)	–307	2 293	—	—	370	100	2 456	—	2 456

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For March 2018, the consolidated net financial requirements stood at $1.9 billion, compared to a financial surplus of $1.6 billion last year.

Since the beginning of the fiscal year, the consolidated net financial surplus has stood at $4.4 billion, a decrease of $358 million over last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
	March				April to March
	2017	(2)	2018	Change	2016-2017(2)	2017-2018	Change
GENERAL FUND
Revenue
Own-source revenue	6 598		7 318	720	59 566	61 812	2 246
Federal transfers	1 522		1 615	93	18 582	20 133	1 551
Total revenue	8 120		8 933	813	78 148	81 945	3 797
Expenditure
Program spending	–7 764		–8 788	–1 024	–69 376	–72 593	–3 217
Debt service	–628		–580	48	–7 543	–7 148	395
Total expenditure	–8 392		–9 368	–976	–76 919	–79 741	–2 822
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	–225		–1 320	–1 095	843	63	–780
Health and social services and education networks(5)	270		8	–262	289	100	–189
Generations Fund	181		296	115	2 001	2 293	292
Total consolidated entities	226		–1 016	–1 242	3 133	2 456	–677
SURPLUS (DEFICIT)	–46		–1 451	–1 405	4 362	4 660	298
Consolidated non-budgetary surplus (requirements)	1 658		–453	–2 111	379	–277	–656
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 612		–1 904	–3 516	4 741	4 383	–358

CHANGE IN THE RESULTS SINCE THE MARCH 2018 QUÉBEC ECONOMIC PLAN

For 2017-2018, the preliminary budgetary balance stood at $2.4 billion, while the March 2018 Québec Economic Plan anticipated a $850-million surplus.

This improvement reflects, in particular, the Québec economy’s strong performance. Compared to the forecasts of the March 2018 budget, a $1.5-billion increase in own-source revenue was recorded.

  Revenue from personal income tax was $547 million above the forecast.

  Corporate taxes were up $180 million.

  Revenue from government enterprises showed a $363-million improvement.

The $72.6-billion target set for program spending was achieved, which is a 4.6% increase.

  The 3.8% increase in Health and Social Services spending was in line with the target of 4.2%. In Education and Culture, the increase of 6.0% reported is slightly higher than that of 5.2% expected.

  The 6.2% increase in Economy and Environment spending mainly reflects the implementation of measures to support the Québec economy.

Lastly, the results of bodies and special funds improved by $107 million.

CHANGE IN THE RESULTS FOR 2017-2018 SINCE THE MARCH 2018 QUÉBEC ECONOMIC PLAN
	March 2018			Preliminary results
	Québec Economic Plan(1)			at June 22
	$million	% change	Adjustments	$million	% change
Own-source revenue excluding revenue from
government enterprises
Income and property taxes
Personal income tax	22 193	–2.2	547	22 740	0.2
Contributions for health services	7 362	2.1	147	7 509	4.1
Corporate taxes	5 914	12.2	180	6 094	15.6
Consumption taxes	18 945	5.6	124	19 069	6.3
Other sources	1 640	–4.0	95	1 735	1.5
Total own-source revenue excluding revenue from government enterprises	56 054	2.2	1 093	57 147	4.2
Revenue from government enterprises	4 302	–9.1	363	4 665	–1.5
Total own-source revenue	60 356	1.3	1 456	61 812	3.8
Federal transfers	20 249	9.0	–116	20 133	8.3
TOTAL GENERAL FUND REVENUE	80 605	3.1	1 340	81 945	4.9
Program spending
Health and Social Services	–36 869	4.2	124	–36 745	3.8
Education and Culture	–18 855	5.2	–151	–19 006	6.0
Economy and Environment	–5 418	–1.6	–430	–5 848	6.2
Support for Individuals and Families	–6 363	0.5	36	–6 327	–0.1
Administration and Justice	–5 086	20.5	419	–4 667	10.6
Total program spending	–72 591	4.6	–2	–72 593	4.6
Debt service	–7 220	–4.3	72	–7 148	–5.2
TOTAL GENERAL FUND EXPENDITURE	–79 811	3.8	70	–79 741	3.7
Net results of consolidated entities
Non-budget-funded bodies and special funds(4)	–44	—	107	63	—
Health and social services and education networks(5)	100	—	—	100	—
Generations Fund	2 292	—	1	2 293	—
TOTAL CONSOLIDATED ENTITIES	2 348	—	108	2 456	—
SURPLUS (DEFICIT)	3 142	—	1 518	4 660	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 292	—	–1	–2 293	—
BUDGETARY BALANCE(6)	850	—	1 517	2 367	—

Notes

(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.25 of The Québec Economic Plan – March 2018.

(2)

The 2016-2017 data in the monthly report have been reclassified to account for changes in the 2017-2018 budgetary structure, in particular the elimination of the Fund to Finance Health and Social Services Institutions.

(3)	Details of transactions by type of entity are presented on page 4 of this report.
(4)	These results include consolidation adjustments.
(5)	The results of the networks are presented according to the modified equity method of accounting.
(6)	Budgetary balance within the meaning of the Balanced Budget Act.
(7)	Consolidation adjustments include the elimination of General Fund program spending.

For 2018-2019, barring exceptional circumstances requiring postponement, the monthly reports will be published on the following dates:

2018-2019 PUBLICATION DATES
Report at May 31	August 24, 2018
Report at June 30	September 7, 2018
Report at July 31	October 5, 2018
Report at August 31	November 2, 2018
Report at September 30	December 7, 2018
Report at October 31	January 11, 2019
Report at November 30	February 8, 2019
Report at December 31	March 8, 2019
Report at January 31	April 5, 2019
Report at February 28	May 3, 2019
Preliminary report at March 31	June 21, 2019

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.